Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-73410

                          PROSPECTUS SUPPLEMENT NO. 13
                     (To Prospectus Dated November 29, 2001)

                                  $508,842,000

                                 XL CAPITAL LTD
                     Liquid Yield Option(TM) Notes Due 2021
                             (Zero Coupon - Senior)
                   Exchangeable for Class A Ordinary Shares of
                                 XL CAPITAL LTD




     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 29, 2001, as amended or supplemented, relating to the potential sale from time to time by the Selling Securityholders of up to $508,842,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2021 (the "LYONs") of XL Capital Ltd, a Cayman Islands exempted limited company, issued in a private transaction on September 7, 2001 and Class A Ordinary Shares, par value US$0.01 each, of XL Capital Ltd (the "Ordinary Shares"), issuable upon exchange of the LYONs. The LYONs are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The information contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted and replaced in its entirety with the information set forth below with respect to the Selling Securityholders, the respective principal amount at maturity of LYONs owned by the Selling Securityholders, and the respective principal amount of Notes offered by the Selling Securityholders hereby. Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with XL Capital Ltd or any of its affiliates. Because the Selling Securityholders may offer all or some portion of their LYONs or the Ordinary Shares issued upon exchange of their LYONs, pursuant to this Prospectus Supplement, no estimate can be given as to the amount of the LYONs or the Ordinary Shares issued upon exchange of the LYONs that will be held by the Selling Securityholders upon termination of any sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their LYONs, or the Ordinary Shares issued upon


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exchange of their LYONs, since the date on which they provided the information regarding their LYONs, in transactions exempt from the registration requirements of the Securities Act.

     Unless otherwise indicated, each Selling Securityholder is offering all LYONs beneficially owned by them pursuant to this Prospectus Supplement. No securityholder may offer their LYONs, or the Ordinary Shares issued upon exchange of their LYONs, pursuant to this Prospectus Supplement until the securityholder is named as a Selling Securityholder in this Prospectus Supplement or in another supplement to the Prospectus.




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

                                            Aggregate                         Number of Our
                                        Principal Amount      Percentage     Ordinary Shares     Percentage of
                                         at Maturity of           of           That May be       Our Ordinary
                                        LYONs That May be        LYONs           Sold (1)           Shares
                Name                          Sold            Outstanding                       Outstanding (2)

KBC Financial Products USA
   Inc.....................                     500,000            *                    2,639         *

Deutsche Bank Securities
   Inc.....................                   2,500,000            *                   13,193         *

Bank Austria Cayman Islands
   LTD.....................                   4,650,000            *                   24,538         *

RCG Multi Strategy LP......                     180,000            *                      950         *

Ramius Capital Group.......                     450,000            *                    2,375         *

RCG Latitude Master Fund
   LTD.....................                   1,620,000            *                    8,549         *

UBS AG London
   Branch..................                   6,508,000            1.3                 34,343         *

Morgan Stanley.............                   8,500,000            1.7                 44,855         *

Goldman Sachs and
   Company.................                  12,500,000            2.5                 65,963         *

S.A.C. Capital Associates,
   LLC.....................                   5,000,000            1.0                 26,385         *

State of Florida, Office of
   the Treasurer...........                   5,000,000            1.0                 26,385         *

Zola Partners, L.P.........                   1,180,000            *                    6,227         *

Salomon Smith Barney, Inc..                   5,000,000            1.0                 26,385         *

Allstate Insurance Company.                     600,000            *                    3,166         *

Allstate Life Insurance
   Company.................                   2,350,000            *                   12,401         *

UBS AG LON F/B/O PB........                   5,992,000            1.2                 31,320         *

Lexington Vantage Fund, Ltd
   c/o TQA Investors, LLC..                     250,000            *                    1,319         *


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Arbitex Master Fund, L.P...                   5,000,000            1.0                 26,385         *

TQA Master Plus Fund, Ltd..                     750,000            *                    3,958         *

NCMIC......................                     225,000            *                    1,187         *

All other holders of LYONs or
   future transferees,
   pledgees, donees, assignees
   or successors of any such
   holders(3)(4)...........                 419,105,000           82.4              2,211,617         1.6

Total......................                 508,842,000          100.0              2,685,159         2.0



*    Less than one percent (1%).

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     5.277 ordinary shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of our ordinary shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include our ordinary shares that may be issued by us upon purchase of the LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 135,841,086 Ordinary Shares outstanding as of November 4, 2002. In calculating this amount for each holder, we treated as outstanding the number of our ordinary shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include our ordinary shares that may be issued by us upon purchase of the LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any of our ordinary shares other than the ordinary shares issuable upon conversion of the LYONs at the initial conversion rate.


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     All information in this Prospectus Supplement is as of February 12, 2003.


          The date of this Prospectus Supplement is February 12, 2003.